Exhibit 99.1

NAMIB MINERALS, AN ESTABLISHED AFRICAN GOLD PRODUCER, TO BECOME
PUBLICLY TRADED THROUGH BUSINESS COMBINATION WITH HENNESSY
CAPITAL INVESTMENT CORP. VI

●	Namib Minerals is an established African gold producer with an attractive portfolio of mines in Zimbabwe supported by high-grade, low-cost production, extensive infrastructure and pro-mining government policy.

●	Namib Minerals owns and operates the producing How mine and plans to restart two historically producing gold mines, Mazowe and Redwing, and to expand Namib Minerals’ aggregate gold mining capacity.

●	The proposed transaction values Namib Minerals at a pre-money enterprise value of $500 million with up to an additional 30 million of contingent ordinary shares tied to the completion of operational milestones.

●	Transaction proceeds will support Namib Minerals’ growth plan to create a multi-asset and multi-jurisdiction platform through gold mine restarts and the development of its prospective battery metals assets in the Democratic Republic of the Congo (“DRC”).

NEW YORK – June 18, 2024 – Namib Minerals (“Namib” or the “Company”), an established gold mining company in the sub-Saharan gold mining industry, and Hennessy Capital Investment Corp. VI (Nasdaq: HCVI) (“HCVI”), a Nasdaq listed special purpose acquisition company, have entered into a definitive business combination agreement (the “Business Combination Agreement”). The proposed business combination (the “Proposed Business Combination”) is expected to be completed (the “Closing”) in the fourth quarter of 2024, subject to customary closing conditions, including regulatory and stockholder approvals. The combined public company (“PubCo”) is expected to be named “Namib Minerals” and to list its common stock and warrants to purchase common stock on Nasdaq under the new ticker symbols “NAMM” and “NAMMW”, respectively, subject to approval of its listing application.

The Proposed Business Combination consideration of approximately 50 million PubCo ordinary shares values Namib at a pre-money enterprise value of $500 million, with up to an additional 30 million PubCo ordinary shares tied to the completion of operational milestones, including the commercial production of the Mazowe and Redwing mines. The Proposed Business Combination is expected to deliver net proceeds to Namib of approximately $91 million, assuming no further redemptions by HCVI’s public stockholders, as well as approximately $60 million of additional funding from one or more financing agreements with investors expected to be executed prior to the Closing. As a result of the Proposed Business Combination, Namib expects to benefit from continued operational efficiency and cash flow generation from its producing How mine and the build-out of Namib’s multi-asset growth path. The Proposed Business Combination also represents the largest African deSPAC to date. Namib’s existing management team, led by Chief Executive Officer, Ibrahima Tall, will continue to lead the business after the Closing.

Namib’s current producing asset, the How mine, is an established, high-grade, underground gold mine located near Bulawayo, Zimbabwe. The How mine is currently generating cash flow alongside a strong history of production and one of the lowest reported production cost profiles amongst its peer group. The How mine has a strong track record of consistently operating within budget and maintains additional identified underground resources, which may contribute to extending its mine life.

Namib also has an identified pathway to operate as a multi-asset producer in Africa, with growth plans underway to restart the Company’s previously producing Mazowe and Redwing gold mines, along with development potential in the Democratic Republic of the Congo (DRC) to unlock battery metals in the region. To date, work has commenced across 13 granted exploration permits in the DRC and six initial holes have been drilled identifying copper and cobalt potential.

Ibrahima Tall, CEO of Namib, commented: “Today represents a significant day and an exciting milestone for Namib. This business combination with HCVI will enable us to continue growing our business while helping us to realize the full potential of our mining asset portfolio. Namib is committed to creating an environment of safe, sustainable and profitable mining operations that supports the local communities we serve. This transaction provides us a partner in HCVI that shares our focus on sustainable growth and our goal to return as a multi-asset producer in Africa. We believe our established management team is well-positioned to unlock significant value for our shareholders, and we look forward to working closely with the HCVI team to make these aspirations a reality.”

Daniel Hennessy, Chairman and CEO of HCVI, added: “We are extremely pleased to announce our business combination with Namib, an established gold-mining company in the sub-Saharan mining industry. HCVI was formed with the objectives of merging with an established and competitive company operating in the industrial or energy-transition sector. Namib stood out as a compelling partner due to its history of underground mining in precious metals, opportunities for future expansion and its mission to create safe, sustainable and profitable operations in the communities it serves. We look forward to collaborating with Ibrahima and his team of veterans in the mining industry, as Namib continues to grow and create shareholder value.”

Proposed Business Combination Overview

The Proposed Business Combination implies a pro forma combined enterprise value of PubCo $609 million, excluding additional earnout consideration, on a cash-free and debt-free basis, assuming no further redemptions of HCVI’s public shares and $60 million in targeted PIPE funding to be obtained prior to the Closing. The boards of directors of both HCVI and Namib have approved the proposed transaction, which is expected to be completed in the fourth quarter of 2024, subject to, among other things, the approvals by stockholders of HCVI and Namib and satisfaction or waiver of the other conditions set forth in the Business Combination Agreement.

Net proceeds from the transaction are expected to enable Namib to invest further into its established How mine, while also contributing to the restart of production at two historically producing gold mines, Mazowe and Redwing, in Zimbabwe and expansion of operations into the DRC. Under the terms of the Business Combination Agreement, Namib’s existing shareholders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 71% of the post-combination company upon consummation of the Proposed Business Combination.

The Proposed Business Combination has been unanimously approved by the board of directors of both Namib and HCVI.

Additional information about the Proposed Business Combination, including a copy of the Business Combination Agreement, will be provided in a Current Report on Form 8-K to be filed by HCVI with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets is serving as exclusive financial advisor and lead capital markets advisor to Namib, while Jett Capital Advisors LLC is serving as financial advisor to HCVI. Greenberg Traurig, LLP is serving as U.S. legal counsel to Namib, and Sidley Austin LLP is serving as legal counsel to HCVI. BDO South Africa Inc. is serving as auditor to Namib, and Gateway Group is serving as investor relations advisor for the transaction.

About Namib Minerals

Namib Minerals is a gold producer, developer and explorer with operations focused in Zimbabwe. Namib is a significant player in Zimbabwe’s mining industry, driving sustainable growth and innovation across the sector. Currently Namib operates an underground mine in Zimbabwe, with additional exploration assets in Zimbabwe and the DRC. Namib operates using conventional mining as well as modern processes and is seeking alternative areas of growth.

For additional information, please visit namibminerals.com

About Hennessy Capital Investment Corp. VI (HCVI)

Hennessy Capital Investment Corp. VI is a special purpose acquisition company (SPAC) listed on the Nasdaq Global Market (NASDAQ: HCVI). HCVI was formed by Daniel J. Hennessy for the purpose of acquiring, and introducing to the public markets, a strong and competitive company operating in the industrial sector.

For additional information, please visit hennessycapitalgroup.com.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “preliminary,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, HCVI’s, Namib’s, or their respective management teams’ expectations concerning the outlook for their or Namib’s business, productivity, plans, and goals for future operational improvements and capital investments, operational performance, future market conditions, or economic performance and developments in the capital and credit markets and expected future financial performance, including expected net proceeds, expected additional funding, the percentage of redemptions of HCVI’s public stockholders, growth prospects and outlook of Namib’s operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of Namib’s exploration and production projects, as well as any information concerning possible or assumed future results of operations of Namib. Forward-looking statements also include statements regarding the expected benefits of the Proposed Business Combination. The forward-looking statements are based on the current expectations of the respective management teams of Namib and HCVI, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, (i) the risk that the Proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of HCVI’s securities; (ii) the risk that the Proposed Business Combination may not be completed by HCVI’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by HCVI; (iii) the failure to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption of the Business Combination Agreement by the stockholders of HCVI and Namib, the satisfaction of the $25 million minimum cash amount following redemptions by HCVI’s public stockholders and the receipt of certain regulatory approvals; (iv) market risks, including the price of gold; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement; (vi) the effect of the announcement or pendency of the Proposed Business Combination on Namib’s business relationships, performance, and business generally; (vii) risks that the Proposed Business Combination disrupts current plans of Namib and potential difficulties in its employee retention as a result of the Proposed Business Combination; (viii) the outcome of any legal proceedings that may be instituted against Namib or HCVI related to the Business Combination Agreement or the Proposed Business Combination; (ix) failure to realize the anticipated benefits of the Proposed Business Combination; (x) the inability to maintain the listing of HCVI’s securities or to meet listing requirements and maintain the listing of PubCo’s securities on the Nasdaq; (xi) the risk that the price of PubCo’s securities may be volatile due to a variety of factors, including changes in the highly competitive industries in which Namib plans to operate, variations in performance across competitors, changes in laws, regulations, technologies, natural disasters or health epidemics/pandemics, national security tensions, and macro-economic and social environments affecting its business, and changes in the combined capital structure; (xii) the inability to implement business plans, forecasts, and other expectations after the completion of the Proposed Business Combination, identify and realize additional opportunities, and manage its growth and expanding operations; (xiii) the risk that Namib may not be able to successfully develop its assets, including expanding the How mine, restarting and expanding its other mines in Zimbabwe or developing its exploration permits in the DRC; (xiv) the risk that Namib will be unable to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xv) political and social risks of operating in Zimbabwe and the DRC; (xvi) the operational hazards and risks that Namib faces; and (xvii) the risk that additional financing in connection with the Proposed Business Combination may not be raised on favorable terms, in a sufficient amount to satisfy the $25 million (post-redemptions) minimum cash amount condition to the Business Combination Agreement, or at all. The foregoing list is not exhaustive, and there may be additional risks that neither HCVI nor Namib presently know or that HCVI and Namib currently believe are immaterial. You should carefully consider the foregoing factors, any other factors discussed in this press release and the other risks and uncertainties described in the “Risk Factors” section of HCVI’s Annual Report on Form 10-K for the year ended December, 31, 2023, which was filed with the SEC on March 29, 2024, the risks to be described in the registration statement on Form F-4 to be filed by PubCo with the SEC in connection with the Proposed Business Combination (the “Registration Statement”), which will include a preliminary proxy statement/prospectus, and those discussed and identified in filings made with the SEC by HCVI and PubCo from time to time. Namib and HCVI caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth in this press release speak only as of the date of this press release. None of Namib, HCVI, or PubCo undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Namib, HCVI, or PubCo will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Proposed Business Combination, in HCVI’s or PubCo’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to review carefully.

Important Information for Investors and Shareholders

In connection with the Proposed Business Combination, PubCo intends to file with the SEC the Registration Statement, which will include a prospectus with respect to PubCo’s securities to be issued in connection with the Proposed Business Combination and a proxy statement to be distributed to holders of HCVI’s common stock in connection with HCVI’s solicitation of proxies for the vote by HCVI’s stockholders with respect to the Proposed Business Combination and other matters to be described in the Registration Statement (the “Proxy Statement”). After the SEC declares the Registration Statement effective, HCVI plans to file the definitive Proxy Statement with the SEC and to mail copies to stockholders of HCVI as of a record date to be established for voting on the Proposed Business Combination. This press release does not contain all the information that should be considered concerning the Proposed Business Combination and is not a substitute for the Registration Statement, Proxy Statement or for any other document that PubCo or HCVI may file with the SEC. Before making any investment or voting decision, investors and security holders of HCVI and Namib are urged to read the Registration Statement and the Proxy Statement, and any amendments or supplements thereto, as well as all other relevant materials filed or that will be filed with the SEC in connection with the Proposed Business Combination as they become available because they will contain important information about, Namib, HCVI, PubCo and the Proposed Business Combination.

Investors and security holders will be able to obtain free copies of the Registration Statement, the Proxy Statement and all other relevant documents filed or that will be filed with the SEC by PubCo and HCVI through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by PubCo and HCVI may be obtained free of charge from HCVI’s website at hennessycapllc.com or by directing a request to Daniel Hennessy, Chief Executive Officer, PO Box 1036, 195 US Hwy 50, Suite 309, Zephyr Cove, NV 89448; Tel: (775) 339-1671. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Namib, HCVI, PubCo and their respective directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitations of proxies from HCVI’s stockholders in connection with the Proposed Business Combination. For more information about the names, affiliations and interests of HCVI’s directors and executive officers, please refer to HCVI’s annual report on Form 10-K filed with the SEC on March 29, 2024 and Registration Statement, Proxy Statement and other relevant materials filed with the SEC in connection with the Proposed Business Combination when they become available. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, which may, in some cases, be different than those of HCVI’s stockholders generally, will be included in the Registration Statement and the Proxy Statement, when they become available. Stockholders, potential investors and other interested persons should read the Registration Statement and the Proxy Statement carefully, when they become available, before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This document shall not constitute a “solicitation” as defined in Section 14 of the Securities Exchange Act of 1934, as amended. This document shall not constitute an offer to sell or exchange, the solicitation of an offer to buy or a recommendation to purchase, any securities, or a solicitation of any vote, consent or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. No offering of securities in the Proposed Business Combination shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Investor Relations Contact:

Gateway Group

Cody Slach, Georg Venturatos

(949) 574-3860

Namibminerals@gateway-grp.com